SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement	[_] Soliciting Material Under Rule 14a-12
[_] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials

Guaranty Bancshares
(Name of Registrant as Specified In Its Charter)

——————————————————————————————
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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———————————————————————————————————————
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GUARANTY BANCSHARES, INC.

100 West Arkansas
Mount Pleasant, Texas 75455

NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON TUESDAY, APRIL 17, 2001

     Shareholders of Guaranty Bancshares, Inc.:

     The 2001 Annual Meeting of Shareholders (the “Meeting”) of Guaranty Bancshares, Inc. (the “Company”) will be held at 100 West Arkansas, Mount Pleasant, Texas, on Tuesday, April 17, 2001, beginning at 2:00 p.m. (local time), for the following purposes:

1.	To elect three directors of Class I to serve on the Board of Directors of the Company until the Company’s 2004 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.	To consider and act upon a proposal to ratify the appointment of Fisk & Robinson,P.C. as the independent auditors of the books and accounts of the Company for the year ending December 31, 2001; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

     The close of business on March 7, 2001 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting or at any adjournments thereof. A list of shareholders entitled to vote at the Meeting will be available for inspection by any shareholder at the offices of the Company during ordinary business hours for a period of at least ten days prior to the Meeting.

     You are cordially invited and urged to attend the Meeting. If you are unable to attend the Meeting, you are requested to sign and date the enclosed proxy and return it promptly in the enclosed envelope. If you attend the Meeting, you may vote in person, regardless of whether you have given your proxy. Your proxy may be revoked at any time before it is voted.

By order of the Board of Directors, /s/ Arthur B. Scharlach, Jr. Arthur B. Scharlach, Jr. President

Mount Pleasant, Texas
March 16, 2001

YOUR VOTE IS IMPORTANT.

     To ensure your representation at the Meeting, you are urged to complete, date, and sign the enclosed proxy and return it in the accompanying envelope at your earliest convenience, regardless of whether you plan to attend the Meeting. No additional postage is necessary if the proxy is mailed in the United States. The proxy is revocable at any time before it is voted at the Meeting.

GUARANTY BANCSHARES, INC.
100 West Arkansas
Mount Pleasant, Texas 75455

March 16, 2001

PROXY STATEMENT
FOR
2001 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON TUESDAY, APRIL 17, 2001

SOLICITATION, REVOCABILITY AND VOTING OF PROXIES

     This Proxy Statement is being issued in connection with the solicitation of proxies by the Board of Directors of Guaranty Bancshares, Inc. (the “Company”) for use at the 2001 Annual Meeting of Shareholders of the Company to be held at 100 West Arkansas, Mount Pleasant, Texas, on Tuesday, April 17, 2001, beginning at 2:00 p.m. (local time), and any adjournment thereof (the “Meeting”), for the purposes set forth in this Proxy Statement and the accompanying Notice of 2001 Annual Meeting of Shareholders (“Notice of Meeting”). This Proxy Statement, the Notice of Meeting and the enclosed form of proxy will first be sent to shareholders on or about March 16, 2001.

Voting of Proxies

     Shares represented at the Meeting by an executed and unrevoked proxy in the form enclosed will be voted in accordance with the instructions contained therein. If no instructions are given on an executed and returned form of proxy, the proxies intend to vote the shares represented thereby in favor of each of the proposals to be presented to and voted upon by the shareholders as set forth herein.

     The Board of Directors knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote may be properly taken, shares represented by an executed and unrevoked proxy received by the Board of Directors may be voted with respect thereto in accordance with the judgment of the proxies. The proxy also confers on the proxies the discretionary authority to vote with respect to any matter presented at the Meeting for which the Company, in accordance with the Company’s Bylaws, did not receive advance notice.

Revocability of Proxies

     Any proxy given by a shareholder may be revoked by such shareholder at any time before it is exercised by submitting to the Secretary of the Company a duly executed proxy bearing a later date, delivering to the Secretary of the Company a written notice of revocation, or attending the Meeting and voting in person.

Solicitation

     The cost of this solicitation of proxies is being borne by the Company. Solicitations will be made only by the use of the mail, except that, if deemed desirable, officers and regular employees of the Company may solicit proxies by telephone, telegraph or personal calls, without being paid additional compensation for such services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the common stock, par value $1.00 per share, of the Company (the “Common Stock”) held of record by such persons, and the Company will reimburse them for their reasonable expenses incurred in this connection.

Annual Report

     The Company’s Annual Report to Shareholders, including condensed financial information, for the year ended December 31, 2000, accompanies but does not constitute part of this Proxy Statement.

VOTING SHARES AND VOTING RIGHTS

     Only holders of record of Common Stock at the close of business on March 7, 2001 (the “Record Date”), are entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof. At that time, there were outstanding 3,037,632 shares of Common Stock, which is the only outstanding class of voting securities of the Company. A majority of the outstanding shares of Common Stock must be represented at the Meeting in person or by proxy in order to constitute a quorum for the transaction of business. Each holder of Common Stock shall have one vote for each share of Common Stock registered on the Record Date, in such holder’s name on the books of the Company.

     The affirmative vote of the holders of a plurality of the outstanding shares of Common Stock represented at the Meeting is required to elect the Class I nominees to the Board of Directors. There will be no cumulative voting in the election of directors. Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. An abstention, a non-vote or a withholding of authority to vote with respect to one or more nominees for director will not have the effect of a vote against such nominee or nominees.

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented at the Meeting is required to approve the appointment of the auditors. An abstention or a non-vote will have the effect of a vote against the appointment.

ELECTION OF DIRECTORS

Election Procedures; Term of Office

     The Board of Directors currently consists of eight directors. In accordance with the Company’s Amended and Restated Bylaws, members of the Board of Directors are divided into three classes, Class I, Class II and Class III. The members of each class are elected for a term of office to expire at the third succeeding annual meeting of shareholders following their election. The term of office of the current Class I directors expires at the Meeting. The terms of the current Class II and Class III directors expire at the annual meeting of shareholders in 2002 and 2003, respectively. The three Class I nominees, if elected at the Meeting, will serve until the annual meeting of shareholders in 2004.

     The Board of Directors has nominated John A. Conroy, Clifton A. Payne and D. R. Zachry, Jr. for election as Class I directors at the Meeting. Messrs. Conroy, Payne and Zachry are currently serving as Class I directors.

     The Class I nominees receiving the affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Meeting will be elected. Unless the authority to vote for the election of directors is withheld as to one or more of the nominees, all shares of Common Stock represented by proxy will be voted FOR the election of the nominees. If the authority to vote for the election of directors is withheld as to one but not all of the nominees, all shares of Common Stock represented by any such proxy will be voted FOR the election of the nominee as to whom such authority is not withheld.

     If a nominee becomes unavailable to serve as a director for any reason before the election, the shares represented by proxy will be voted for such other person, if any, as may be designated by the Board of Directors. The Board of Directors, however, has no reason to believe that any nominee will be unavailable to serve as a director. All of the nominees have consented to being named herein and to serve if elected.

     Any director vacancy occurring after the election may be filled only by a majority of the remaining directors, even if less than a quorum of the Board of Directors. A director elected to fill a vacancy will be elected for the unexpired portion of the term of his predecessor in office.

Nominees for Election

     The following table sets forth information with respect to each nominee for election as a director of the Company:

Name	Age	Positions with Company and Guaranty Bank (the “Bank”)
John A. Conroy	83	Class I Director of the Company;
		Director of the Bank
Clifton A. Payne	43	Class I Director, Senior Vice President
		and Controller of the Company;
		Director; Executive Vice President and
		Chief Financial Officer of the Bank
D. R. Zachry, Jr	77	Class I Director of the Company

     John A. Conroy. Mr. Conroy has served as a director of the Company since it was formed in 1980 and as a director of the Bank since 1975. Mr. Conroy has been the owner of Conroy Ford Tractor Company in Mount Pleasant, Texas for more than the past five years.

     Clifton A. Payne. Mr. Payne joined the Bank in 1984 after four years in private practice with a Certified Public Accountant firm. He became a Vice President of the Bank in 1986 and was elected an Executive Vice President in 1996 and Chief Financial Officer in 1998. In 1995, Mr. Payne was elected to the Board of Directors of the Company and the Bank. Mr. Payne is also a Senior Vice President and Controller of the Company.

     D. R Zachry, Jr. Mr. Zachry served as a director of the Bank from 1957 to 2001 and as a director of the Company since its inception. He has been retired for more than the past five years.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the Company’s Class II and Class III directors, whose terms of office do not expire at the Meeting, and certain officers of the Company (other than Mr. Clifton A. Payne):

Name	Positions	Age
Jonice Crane	Class II Director of the Company;	74
	Director of the Bank

C. A. Hinton, Sr	Class II Director of the Company;	77
	Director of the Bank

Bill G. Jones	Chairman of the Board, Class III	71
	Director and Chief Executive Officer
	of the Company; Chairman of the
	Board of the Bank

Weldon Miller	Class III Director of the Company;	65
	Director of the Bank

Arthur B. Scharlach, Jr	Class II Director and President of the	61
	Company; Director, President and Chief
	Executive Officer of the Bank

     Jonice Crane. Ms. Crane joined the Bank in 1943 and had 53 years of continuous service until her retirement as an officer of the Bank in 1996. She served as an Executive Vice President of the Bank from 1971 to 1996 and has served as a director of the Bank since 1971 and a director of the Company since its inception.

     C. A. Hinton, Sr. Mr. Hinton has served as a director of the Bank since 1960 and as a director of the Company since it was formed in 1980. Mr. Hinton has been the Chairman of Hinton Production Company in Mount Pleasant, Texas for more than the past five years.

     Bill G. Jones. Mr. Jones joined the Bank as President and a director in 1969 and became Chairman of the Board in 1979. He retired as an officer of the Bank in 1996 but continues to serve as Chairman of the Board. Mr. Jones has been Chairman of the Board of the Company since 1992 and Chief Executive Officer of the Company since its formation in 1980.

     Weldon Miller. Mr. Miller became a director of the Company in 1980 and has served as a director of the Bank since 1969. Mr. Miller has been the President of Everybody’s Furniture Company in Mount Pleasant, Texas for more than the past five years.

     Arthur B. Scharlach, Jr. Mr. Scharlach is the President and a director of the Company and President, Chief Executive Officer and a director of the Bank. He joined the Bank in 1970 as a Vice President and Loan Officer and was elected to the Bank’s Board of Directors in 1971. He was elected a Senior Vice President of the Bank in 1974, President in 1979, Chief Operating Officer in 1983 and Chief Executive Officer in 1989. He has served as a director of the Company since its inception and as President since 1992. Mr. Scharlach is a director and Immediate Past Chairman of The Independent Bankers Bank, formerly Texas Independent Bank, Dallas, Texas.

     Each officer of the Company is elected by the Board of Directors of the Company and holds office until his successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Operation of the Board of Directors

     The Board of Directors of the Company held 12 meetings during 2000. None of the directors attended less than 75% of the aggregate of the (i) total number of meetings of the Board and (ii) total number of meetings held by committees on which each such director served, except for Mr. Zachry who attended 41% of such meetings.

     The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee reviews the general scope of the audit conducted by the Company’s independent auditors and matters relating to the Company’s internal control systems. In performing its function, the Audit Committee meets separately with representatives of the Company’s independent auditors and with representatives of senior management. During 2000, the Audit Committee held six meetings. The Audit Committee is comprised of Messrs. Miller (Chairman) and Conroy and Ms. Crane, each of whom is an outside director.

     The Compensation Committee is responsible for making recommendations to the Board of Directors with respect to the compensation of the Company’s executive officers and is responsible for the establishment of policies dealing with various compensation and employee benefit matters. The Compensation Committee also administers the Company’s stock option plans and makes recommendations to the Board of Directors as to option grants to Company employees under such plans. During 2000, the Compensation Committee held five meetings. The Compensation Committee is comprised of Messrs. Hinton (Chairman) and Miller and Ms. Crane, each of whom is an outside director.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee consists of Jonice Crane, C.A. Hinton, Sr., and Weldon Miller, each of whom is an outside director of the Company. During 2000, no member of the Compensation Committee was an officer or employee of the Company or the Bank. Ms. Crane served as an Executive Vice President of the Bank until 1996.

Directors Compensation

     Directors of the Company receive fees for attending Company Board meetings. Inside directors are paid $200 for each meeting attended, and outside directors are paid $450 for each meeting attended. The Board of Directors of the Bank also meets monthly. Inside directors of the Bank are paid $400 for each meeting of the Bank’s Board of Directors attended, and outside directors are paid $500 for each meeting attended. An Executive Committee meets weekly and consists of all members of the Board of Directors of the Company. Inside directors are paid $250 for each Executive Committee meeting attended and outside directors are paid $300 for each Executive Committee meeting attended.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary Compensation Table

     The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company’s Chairman of the Board and Chief Executive Officer and each of the other five most highly compensated Executive Officers of the Company and the Bank (determined as of the end of the last fiscal year) for each of the three fiscal years ended December 31:

Name and Principal Position	Year	Salary	Bonus	All Other Compensation
Bill G. Jones	2000	$50,400	$14,482	$39,219	(1)
Chairman of the Board and Chief Executive Officer	1999	48,000	16,400	40,156
	1998	48,000	13,900	39,968

Arthur B. Scharlach, Jr	2000	228,750	63,032	98,688	(2)
President	1999	219,933	69,605	101,809
	1998	207,600	61,191	42,226

Clifton A. Payne	2000	112,700	41,512	13,458	(3)
Senior Vice President and Controller	1999	106,400	43,930	15,497
	1998	96,800	37,382	13,657

Kirk Lee	2000	88,250	24,961	9,441	(4)
Bank President - Paris location	1999	77,870	23,505	9,939
	1998	69,859	19,768	8,818

Tyson T. Abston	2000	88,200	32,070	10,751	(5)
Executive Vice President of the Bank	1999	78,000	21,750	10,601
	1998	65,000	13,655	8,499

Byron M. Rhea	2000	108,250	35,390	11,515	(6)
Executive Vice President of the Bank	1999	100,666	37,615	14,450
	1998	92,971	32,716	11,869

(1)	Consists of contributions by the Company to the 401(k) Plan of $3,893, $4,830, and $4,642 in 2000, 1999 and 1998, respectively, and the payment of $35,326, $35,326 and $35,326 in 2000, 1999 and 1998 respectively in connection with a supplemental retirement plan.

(2)	Consists of contributions by the Company to the 401(k) Plan of $10,200, $12,000 and $12,290 in 2000, 1999 and 1998, respectively, and the accrual of $99,809, $89,809 and $29,936 in 2000, 1999 and 1998, respectively, in connection with a salary continuation plan.

(3)	Consists of contributions by the Company to the 401(k) Plan of $9,022, $11,313 and $10,064 in 2000, 1999 and 1998, respectively, and the accrual of $4,436, $4,184, and $3,800 in 2000, 1999 and 1998, respectively, in connection with an incentive retirement plan.

(4)	Consists of contributions by the Company to the 401(k) Plan of $6,793, $7,603 and $6,722 in 2000, 1999 and 1998, respectively, and the accrual of $2,648, $2,336 and $2,096 in 2000, 1999 and 1998, respectively, in connection with an incentive retirement plan.

(5)	Consists of contributions by the Company to the 401(k) Plan of $7,223, $7,481 and $5,899 in 2000, 1999, and 1998, respectively, and the accrual of $3,528, $3,120 and $2,600, in 2000, 1999 and 1998, respectively, in connection with an incentive retirement plan.

(6)	Consists of contributions by the Company to the 401(k) Plan of $7,185, $10,423 and $8,462 in 2000, 1999 and 1998, respectively, and the accrual of $4,330, $4,027 and $3,719 in 2000, 1999 and 1998, respectively, in connection with an incentive retirement plan.

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Stock Option Plan

     The Company’s Board of Directors and shareholders approved the Guaranty Bancshares, Inc. 1998 Stock Incentive Plan in 1998 (the “1998 Plan”), which authorizes the issuance of up to 1,000,000 shares of Common Stock under both “non-qualified” and “incentive” stock options to employees and “non-qualified” stock options to directors who are not employees. Generally, under the 1998 Plan it is intended that the options will vest 60% at the end of the third year following the date of grant and an additional 20% at the end of each of the two following years; however, an individual option may vest as much as 20% at the end of the first or second year following the date of grant if necessary to maximize the “incentive” tax treatment to the optionee for the particular option being granted. Options under the 1998 Plan generally must be exercised within ten years following the date of grant or no later than three months after optionee’s termination with the Company, if earlier. The 1998 Plan also provides for the granting of restricted stock awards, stock appreciation rights, phantom stock awards and performance awards on substantially similar terms. The l998 Plan provides that in the event of a change in control of the Company, all options granted immediately vest and become exercisable. In addition, the 1998 Plan permits the Compensation Committee, which administers the 1998 Plan, discretion in the event of a change in control to modify in certain respects the term of awards under the 1998 Plan, including (i) providing for the payment of cash in lieu of such award, (ii) limiting the time during which an option may be exercised (iii) making adjustments to options to reflect the change in control and (iv) providing that options shall be exercisable for another form of consideration in lieu of the Common Stock pursuant to the terms of the transaction resulting in a change in control. On December 31, 2000, certain officers received the stock options indicated on page 11.

Bonus Plan

     The Company has established an incentive compensation program (the “Bonus Plan”) for its officers, including executive officers, and employees of the Company and the Bank which provides for a bonus pool in an amount based on a graduated percentage of the Bank’s return on equity. For the year ended December 31, 2000, the bonus pool is funded with 10% of after-tax income based upon the Bank achieving a return on equity of 11.3%. The bonus pool increases to a maximum of 14.5% of after-tax income if the Bank achieves a return on equity of 14.8% or greater. The Bank’s actual return on equity for the year ended December 31, 2000 is 11.7%. The percent of after-tax income used to fund the bonus pool and the minimum return on equity requirements are determined annually by the Board of Directors based on the Company’s budget for that year. Allocation of the bonus pool is in the discretion of the Board of Director’s and is generally based upon management’s recommendations regarding an employee’s merit. The bonus pool was $266,000, $419,000, and $387,000 for the year ended December 31, 2000, 1999 and 1998, respectively.

Benefit Plans

     Employee Stock Ownership Plan. Effective January 1, 1992, the Board of Directors of the Company voted to restate the existing 401(k) profit sharing (defined contribution) plan as an Employee Stock Ownership Plan (with 401(k) provisions) (“401(k) Plan”). The 401(k) Plan covers substantially all employees of the Company and six persons, four of whom are members of the Board of Directors, serve as trustees. The 401(k) Plan calls for an employer matching contribution on behalf of each 401(k) Plan participant of up to 4.0% of such participant’s qualified compensation. At December 3l, 2000, the book value of 401(k) Plan assets was approximately $5.5 million, with an approximate market value of $7.3 million. Contributions to the 401(k) Plan charged to expenses are as follows:

	Years Ended December 31,
	2000	1999	1998
Profit sharing plan expense	$280,000	$294,000	$271,000

     Supplemental Retirement Plan. In l992, the Company established a non-qualified, non-contributory retirement plan for the Company’s Chairman Bill G. Jones who retired from the Bank in 1996. The plan generally provides benefits equal to amounts payable under the Bank’s retirement plan and certain social security benefits to aggregate a predetermined percentage of Mr. Jones’ average salary over the five year period immediately prior to his retirement. Accordingly, this plan amount is not based on the salary and bonus of Mr. Jones as listed in the Executive Compensation table on page 7. The recorded accrued liability with respect to this plan accrues an annual interest rate of 9%. The Company pays to Mr. Jones $35,326 each year with respect to this plan without withholding any social security tax from such amount. The Plan expenses are as follows:

	Years Ended December 31,
	2000	1999	1998
Supplemental retirement plan expense	$15,000	$17,000	$18,000

     Executive Incentive Retirement Plan. In 1998, the Company established a non-qualified, non-contributory incentive retirement plan for certain executive officers of the Company and the Bank. The plan provides retirement benefits in amounts based on a selected percentage of salary, which varies depending upon each officer’s responsibility and longevity with the Company or the Bank. Accordingly, the executive officers bonus as listed in the Executive Compensation table on page 7 is not used in calculating this benefit. The percentage of salary which is contributed to the retirement plan by the Company is determined by the performance of the Company, however, no contribution to this plan is made in any given year in which the Company’s earnings fail to meet the targeted performance goal for that year. The executive officer is not required to pay social security tax until a payment is received by the executive officer under the plan. The plan is non-funded. Plan expenses are as follows:

	Years Ended December 31,
	2000	1999	1998
Executive incentive retirement plan expense	$29,000	$23,000	$18,000

     Salary Continuation Plan. In August 1998, the Company established a non-qualified, non-contributory salary continuation plan for the Company’s President Arthur B. Scharlach, Jr. The plan is designed to provide benefits over a ten-year period equal to 75% of Mr. Scharlach’s projected compensation at retirement as adjusted for amounts payable under the Company’s retirement plan and certain social security benefits. Mr. Scharlach pays social security tax on this benefit on an annual basis. The plan is non-funded. Plan expenses are as follows:

	Years Ended December 31,
	2000	1999	1998
Salary continuation plan ex	$100,000	$90,000	$30,000

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BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following is a report from the Compensation Committee of the Company describing the policies pursuant to which compensation is paid to officers of the Company and the Bank during 2000.

     The Compensation Committee of the Board of Directors is responsible for developing and making recommendations to the Board with respect to the Company’s executive compensation policies. C. A. Hinton, Sr. (Chairman), Weldon Miller and Jonice Crane serve on the Compensation Committee. The Compensation Committee prepares a report which sets forth the components of the Company’s officer compensation program, and describes the basis on which the 2000 compensation determinations are made by the Compensation Committee with respect to the officers of the Company and the Bank.

Compensation Philosophy and Base Salary

     The Company believes that compensation of its executive officers should enhance and reinforce the goals of the Company for profitable growth and continuation of a sound overall condition by providing key employees with additional financial rewards for the attainment of such growth and stable financial and operating conditions. The Compensation Committee believes that these goals are best supported by rewarding individuals for outstanding contributions to the Company’s success and by compensating its officers competitively with the compensation of similarly situated executive officers.

     The base salary levels for each officer are determined by comparisons to salary levels for executive officers of banks and bank holding companies of similar size in the Company’s market. In addition, the Compensation Committee takes into account individual experience, individual performance, individual potential cost of living considerations and specific issues particular to the Company. Base levels approximate the median level of such comparative rates and are considered by the Compensation Committee to be competitive and reasonable.

     The Compensation Committee monitors the base salary levels and the various incentives of the named Executive Officers to ensure that overall compensation is consistent with the Company’s objectives and remains competitive within the area of the Company’s operations.

Bonus Plan

     In addition to the base salary, the Bonus Plan allows certain officers, including Executive Officers, of the Company and the Bank to receive incentive compensation which is based on individual as well as Company performance. The aggregate amount of bonus awarded to all eligible participants is based on the funding of the bonus pool. For the year ended December 31, 2000, the maximum funding occurred if the Bank’s return on equity was 14.8% or greater. The bonus pool is allocated among all employees, including Executive Officers, of the Company and the Bank based on a number of factors including level of responsibility, individual performance and Company and Bank performance.

Contributory Profit Sharing Plan

     In addition, each of the named Executive Officers are participants in the Company’s 401(k) Plan established pursuant to Internal Revenue Code Section 401(k) covering substantially all employees. The Company partially matches employee contributions to this plan up to 4% of the employee’s base salary.

Incentive Stock Option Plan

     Each of the named Executive Officers and other senior officers of the Company and the Bank are eligible to participate in the Company’s 1998 Plan. During the year ended December 31, 2000, the following non-qualified stock options vesting 20% per year for five years and expiring in eight years are granted by the Board of Directors to the following officers:

Option Grants for Year Ended December 31, 2000

	Individual Grants			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Name	Number of Shares Underlying Options	% of Total Options Granted to Employees in Year	Exercise Price	Expiration Date	5% Appreciation $ Gain	10% Appreciation $ Gain
Arthur B. Scharlach, Jr	20,000	22.3%	$9.30	3/28/08	$88,806	$212,707
Clifton A. Payne	10,000	11.2%	$9.30	3/28/08	$44,403	$106,354
Byron M. Rhea	10,000	11.2%	$9.30	3/28/08	$44,403	$106,354
Tyston T. Abston	10,000	11.2%	$9.30	3/28/08	$44,403	$106,354
Kirk Lee	7,500	8.4%	$9.30	3/28/08	$33,303	$ 79,766
Martin Bell	5,000	5.6%	$9.30	3/28/08	$22,202	$ 53,177
Stanley V. Garrett	5,000	5.6%	$9.30	3/28/08	$22,202	$ 53,177
Bruce Harwell	5,000	5.6%	$9.30	3/28/08	$22,202	$ 53,177
Virgil Jones	5,000	5.6%	$9.30	3/28/08	$22,202	$ 53,177
Devry Garrett	5,000	5.6%	$9.30	3/28/08	$22,202	$ 53,177
Joseph M. Rose	5,000	5.6%	$9.30	3/28/08	$22,202	$ 53,177
Robert Clark	2,000	2.2%	$9.30	3/28/08	$ 8,881	$ 21,271

(1) The potential realizable value portion of the foregoing table illustrates values that might be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation of the Company’s Common Stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the options following termination of employment, non-transferability or differences in vesting periods. Regardless of the theoretical value of an option, its ultimate value will depend on the market value of the Common Stock at a future date, and that value will depend on a variety of factors, including the overall condition of the stock market and the Company’s results of operations and financial condition. Accordingly, the ultimate value realized may be materially different from the amounts presented in the foregoing table.

2000 Compensation of the Chief Executive Officer and President

     In reviewing the 2000 compensation of the Company’s Chief Executive Officer, Bill G. Jones, and the Company’s President Arthur B. Scharlach, Jr., the Compensation Committee undertook the same evaluation set forth above with respect to its other executive officers. In addition, the Compensation Committee reviewed each of their compensation history, executive compensation survey data and comparative performance information.

     Base Salary. For comparative compensation purposes for the year 2000, the Compensation Committee identified a peer group of banks. The base salary for each officer was determined on the basis of the peer group banks (determined on the basis of their published 1998 market data), the experience and personal performance of the officer and internal comparable considerations. The weight given to each of these factors differs from individual to individual, as the Compensation Committee deems appropriate. The compensation levels for these officers for the year 2000 is within the same range as other executive officers holding comparable positions at peer group banks, based on the published 1998 market data for those banks.

     For purposes of the stock price performance graph, which appears later in this proxy statement, the Company has selected the Southwest Bank Index and the S&P 500 Total Return Index. However, in selecting companies to survey for such comparison purposes, the Compensation Committee considers many factors not directly associated with stock price performance, such as geographic location, growth rate, annual revenue, profitability, and market capitalization. For this reason, the number of companies surveyed for compensation data was substantially less than the number of companies included in the stock price performance graph.

     Annual Incentive Compensation. Annual bonuses are earned by each officer primarily on the basis of the Company’s achievement of certain corporate financial performance targets established each year. For the year ended December 31, 2000, bonuses are earned on the basis of the following factors: (i) Company revenue and net earnings targets established for each six month period; and (ii) the Company’s achievement of certain established goals and objectives for the year. The actual bonus paid for the three years ended December 31 to each of the officers is listed in the Summary Compensation Table as indicated in the bonus column.

     Actual Compensation. Upon recommendation by the Compensation Committee, the Board of Directors of the Company set Mr. Jones’ salary for 2000 at $50,400 and the Board of Directors of the Bank set Mr. Scharlach’s salary for 2000 at $228,750. In addition to his base salary, Mr. Jones and Mr. Scharlach each participates in the Company’s Bonus Plan and the amount of bonus received is based primarily on the Company’s Return on Equity. From the Bonus Plan 2000, Mr. Jones earned a bonus of $14,482 resulting in approximately 29% of his 2000 compensation being dependent on the success of the Company, and Mr. Scharlach earned a bonus of $63,032 resulting in approximately 28% of his 2000 compensation being dependent on the success of the Company. The amount contributed by the Company to the 401(k) Plan in fiscal year 2000 for the benefit of Mr. Jones was $3,893 and for the benefit of Mr. Scharlach was $10,200. Mr. Jones also received a payment of $35,326 in 2000 pursuant to a supplemental retirement plan. During 2000, the Company accrued approximately $100,000 for the benefit of Mr. Scharlach pursuant to a salary continuation plan. The Compensation Committee believes that each of Mr. Jones’ and Mr. Scharlach’s total compensation is reasonable and competitive based on comparative performance information and the overall performance of the Company.

The Compensation Committee C.A. Hinton, Sr. Weldon Miller Jonice Crane

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

     Many of the directors, executive officers and principal shareholders of the Company (i.e., those who own 10% or more of the Common Stock) and their associates, which include corporations, partnerships and other organizations in which they are officers or partners or in which they and their immediate families have at least a 5% interest, are customers of the Company. During 2000, the Company made loans in the ordinary course of business to many of the directors, executive officers and principal shareholders of the Company and their associates, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with the Company and did not involve more than the normal risk of collectability or present other unfavorable features. Loans to directors, executive officers and principal shareholders of the Company are subject to limitations contained in the Federal Reserve Act the principal effect of which is to require that extensions of credit by the Company to executive officers, directors and principal shareholders satisfy the foregoing standards. As of December 31, 2000, all of such loans aggregated $2.2 million which was approximately 6.5% of the Company’s Tier I capital at such date. The Company expects to continue to enter into such transactions, or transactions on a similar basis, with its directors, executive officers and principal shareholders and their associates in the future.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY MANAGEMENT OF THE COMPANY AND PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company Common Stock as of the Record Date, by (i) directors, executive officers of the Company and certain officers of the Bank listed in the Summary Compensation Table on page 7 herein, (ii) each person who is known by the Company to own beneficially 5% or more of the Common Stock and (iii) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of the Company.

Name	Number of Shares		Percentage Beneficially Owned
John A. Conroy	127,350		4.18%
Jonice Crane	97,692	(1)	3.21%
Guaranty Bancshares, Inc. Employee
Stock Ownership Plan (with 401 (k)
provisions)	417,441		13.71%
C. A. Hinton, Sr	179,676	(2)	5.90%
Kirk Lee	23,144	(3)	*
Bill G. Jones	352,485	(4)	11.58%
Tyson T. Abston	7,552	(5)	*
Weldon Miller	224,872	(6)	7.39%
Clifton A. Payne	30,831	(7)	1.01%
Byron M. Rhea	28,402	(8)	*
Arthur B. Scharlach, Jr	148,235	(9)	4.87%
D. R. Zachry, Jr	80,029	(10)	2.63%
Directors and Executive Officers as a Group	1,300,268		42.72%

* Indicates ownership, which does not exceed 1.0%.

(1)	Includes 3,500 shares held of record by the Jonice Crane IRA and 1,715 shares held of record by Ms. Crane’s husband.

(2)	Includes 2,884 shares held of record by the Charles A. Hinton IRA.

(3)	Includes 2,792 shares held of record by the Kirk Lee IRA and 18,472 shares held of record by the Company’s 401(k) Plan, over which Mr. Lee has investment control.

(4)	Includes 22,827 shares held of record by the Bill G. Jones IRA Rollover, 161 shares held of record by Mr. Jones’ wife’s IRA and 17,291 shares held of record by the Company’s 401(k) Plan, over which Mr. Jones has investment control

(5)	Includes 2,650 shares held of record by the Tyson Abston IRA and 4,617 shares held of record by the Company’s 401(k) Plan, over which Mr. Abston has investment control.

(6)	Includes 8,463 shares held of record by Everybody’s Furniture Company, of which Mr. Miller is the President, 38,657 shares held of record by the Everybody’s Furniture Company Profit Sharing Plan & Trust of which Mr. Miller is the trustee, 865 shares held of record by the Weldon Miller IRA and 865 shares of held of record by Mr. Miller’s wife’s IRA.

(7)	Includes 25,144 shares held of record by the Company’s 401(k) Plan, over which Mr. Payne has investment control.

(8)	Includes 28,346 shares held of record by the Company’s 401(k) Plan, over which Mr. Rhea has investment control.

(9)	Includes 10,338 shares held of record by the Arthur B. Scharlach, Jr. IRA, 34,041 shares held of record by Mr. Scharlach’s wife, and 63,703 shares held of record by the Company’s 401(k) Plan, over which Mr. Scharlach has investment control.

(10)	Includes 2,884 shares held of record by the D. R. Zachry IRA.

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PERFORMANCE GRAPH

     The following Performance Graph compares the cumulative total shareholder return on the Company’s Common Stock for the period from May 21, 1998, when the Common Stock was first listed on the Nasdaq National Market, to December 31, 2000, with the cumulative total return of the S&P 500 Total Return Index (“S&P 500”) and the Southwest Bank Index (“SWBI”) for the same period. Dividend reinvestment has been assumed. The Performance Graph assumes $100 invested on May 2l, 1998 in the Company’s Common Stock, the S&P 500 Total Return Index and the Southwest Bank Index. The historical stock price performance for the Company’s stock shown on the graph below is not necessarily indicative of future stock performance.

Composite of Cumulative Total Return*
Guaranty Bancshares, Inc., the S&P 500 Total Return Index
and the Southwest Bank Index

[THE FOLLOWING TABLE WAS REPRESENTED BY A GRAPH IN THE PRINTED MATERIAL.]

The Performance Graph
Guaranty Bancshares, Inc.
(Linear Graph Plotted from Data below)

	5/21/1998	12/31/1998	12/31/1999	12/31/2000
Guaranty (GNTY)	$100.00	$ 64.00	$ 68.86	$ 82.72
Southwest Bank Index (SWBI)	$100.00	$ 94.51	$ 90.68	$ 98.25
S & P 500	$100.00	$111.80	$135.19	$122.97

* Assumes $100 invested on May 21, 1998 and that all dividends were reinvested. -14-

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) requires the Company’s directors and executive officers and persons who own more than 10% of the outstanding Common Stock to file initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company with the Securities and Exchange Commission (the “Commission”). Officers, directors and greater than 10% shareholders are required to provide the Company with copies of all forms they file pursuant to Section 16(a) of the Exchange Act.

     To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company, during the year ended December 31, 2000, all Section 16(a) reporting requirements applicable to the Company’s officers, directors and greater than 10% shareholders were complied with except that Clifton A. Payne was late filing one report covering one transaction, and D. R. Zachry, Jr. was late in filing one report covering one transaction. The required reports have been filed with the Commission.

PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Fisk & Robinson, P.C. (“Fisk & Robinson”) as the independent auditors of the books and accounts of the Company for the year ending December 3l, 2001. Fisk & Robinson, P.C. served as independent auditors of the books and accounts of the Company during fiscal year 2000 while Arnold, Walker, Arnold & Co., P.C. (“Arnold Walker”) served as the independent auditors of the books and accounts of the Company during fiscal year 1999. On January 19, 2000, Arnold Walker was notified that they would be dismissed following the issuance of their report on the Company’s 1999 financial statements and their review of the Company’s 1999 Form 10-K. Arnold Walker’s dismissal was effective on February 23, 2000. The decision to change accountants was recommended by the Audit Committee of the Board of Directors of the Company and approved by the Company’s Board of Directors.

     Arnold Walker’s report on the financial statements for the fiscal year 1999 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Company’s financial statements during the fiscal year ended December 31, 1999 and the subsequent interim period prior to the dismissal of Arnold Walker, there were no disagreements between the Company and Arnold Walker on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of Arnold Walker, would have caused Arnold Walker to make reference to the matter in their reports.

     During the Company’s fiscal year 1999 and the subsequent interim period prior to the dismissal of Arnold Walker, Arnold Walker did not advise the Company with respect to any of the matters listed in paragraphs (a)(1)(v)(A) through (D) of Item 304 of Regulation S-K.

     Effective January 21, 2000, the Board of Directors of the Company appointed Fisk & Robinson as its principal accountant to audit the Company’s 2000 financial statements. During the Company’s fiscal year ended December 31, 1999 and subsequent interim period prior to the engagement of Fisk & Robinson neither the Company, nor anyone on its behalf, consulted Fisk & Robinson regarding the application of accounting principals to a specified completed or proposed opinion Fisk & Robinson might render on the Company’s financial statements.

     At the Meeting, the shareholders will be asked to consider and act upon a proposal to ratify the appointment of Fisk & Robinson. The ratification of such appointment will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting. Representatives of Fisk & Robinson will not be present at the Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY SUCH APPOINTMENT.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

     In order for shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act to be presented at the Company’s 2002 Annual Meeting of Shareholders and to be included in the Company’s proxy statement and form of proxy relating to such meeting, such proposals must comply with Rule 14a-8 and be submitted to the Secretary of the Company at the Company’s principal executive offices not later than November l6, 2001. Shareholder proposals should be submitted to the Secretary of the Company at 100 West Arkansas, Mount Pleasant, Texas 75455. A shareholder choosing not to use the procedures established in Commission Rule 14a-8 to submit a proposal for action at the Company’s 2002 Annual Meeting of Shareholders must deliver the proposal to the Secretary of the Company not later than the close of business on February 16, 2002.

     In addition, the Company’s Amended and Restated Bylaws provide that only such business which is properly brought before a shareholder meeting will be conducted. For business to be properly brought before a meeting or nominations of persons for election to the Board of Directors to be properly made at a meeting by a shareholder, notice must be received by the Secretary of the Company at the Company’s principal executive offices no later than the close of business on the 60th day prior to the meeting. Such notice must also provide certain information set forth in the Amended and Restated Bylaws. A copy of the Amended and Restated Bylaws may be obtained upon written request to the Secretary of the Company.

REPORT OF THE AUDIT COMMITTEE

     In accordance with its written charter adopted by the Board of Directors (the “Board”) (a copy of which is attached as Appendix “A” to this Proxy Statement), the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. All of the members of the Audit Committee are independent (as independence is defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards). During fiscal 2000, the Committee met six times.

     In discharging its responsibility for oversight of the audit process, the Audit Committee obtained from the independent auditors, Fisk & Robinson, P.C., a formal written statement describing any relationships between the auditors and the Company that might bear on the auditors’ independence consistent with the Independent Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that might impact the auditors’ objectivity and Independence and satisfied itself as to the auditors’ independence.

     The Audit Committee discussed and reviewed with the independent auditors the communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and discussed and reviewed the results of the independent auditors’ examination of the financial statements for the year ended December 31, 2000.

     The Audit Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2000, with management and the independent auditors. Management has the responsibility for preparation of the Company’s financial statements and the independent auditors have the responsibility for examination of those statements.

     Based upon the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities Exchange Commission.

The Audit Committee Weldon Miller Jonice Crane John Conroy

-16-

OTHER MATTERS

     The Board of Directors does not intend to bring any other matter before the Meeting. Additionally, no shareholder of the Company has complied with the advance notice provisions contained in the Company’s Bylaws, which preclude the bringing of matters before a meeting of shareholders unless such provisions are complied with. Accordingly, no other matter is expected to be brought before the Meeting. However, if any other matter does properly come before the Meeting, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

     You are cordially invited to attend the Meeting. Regardless of whether you plan to attend the Meeting, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope at your earliest convenience.

By order of the Board of Directors, By: /s/ Arthur B. Scharlach, Jr. Arthur B. Scharlach, Jr. President

-17-

Appendix “A”

Guaranty Bancshares, Inc.

Audit Committee Charter

Purpose

     The primary function of the Audit Committee (Committee) is to assist the Board of Directors (Board) in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls which management and the Board have established, and the audit process.

Composition

     The Board shall elect the members of the Committee and appoint a Chair annually.

     As specified in the Audit Policy and per SEC and NASDAQ guidelines, the Committee shall be comprised of three or more directors, each of whom shall be independent directors and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. A director will not be considered independent if he or she has:

•	been employed by Guaranty Bancshares, Inc. (Company) or its affiliates in the current or past three years;

•	accepted any compensation from the Company or its affiliates in excess of $60,000 during the previous fiscal year (except for Board service, retirement plan benefits, or non-discretionary compensation);

•	an immediate family member who is, or has been in the past three years, employed by the Company or its affiliates as an executive officer;

•	been a partner, controlling shareholder or an executive officer of any for-profit business organization to which the Company made, or from which it received, payments (other than those which arise solely from investments in the Company’s securities) that exceed five percent of the Company’s or business organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years; or

•	been employed as an executive of another entity where any of the Company’s executives serve on that entity’s compensation Committee.

     All members must be able to read and understand fundamental financial statements, including a Company’s balance sheet, income statement, and cash flow statement. At least one director must have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

     Under exceptional and limited circumstances, one non-independent director may serve on the Committee, provided that the Board determines it to be in the best interest of the Company and its shareholders, and the Board discloses the reasons for the determination in the Company’s next annual proxy statement. Current employees or officers, or their immediate family members, however, are not able to serve on the Committee under this exception.

     Compliance with the requirements concerning the independence of Committee members and the required employment experience of at least one member as detailed above is not mandatory until June 14, 2001.

Meetings

     The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary. As part of its job to foster open communication, the Committee may meet periodically with management, the internal auditors or the independent accountants in separate executive sessions to discuss any matters that the Committee or any of these groups believe should be discussed privately.

Relationship to Independent Accountants

     The independent accountant is ultimately accountable to the Board and the Committee, who are representatives of the shareholders. The Board and the Committee have the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent accountant.

Relationship to Internal Auditors

     The Chief Auditor is directly accountable to the Board and the Committee, rather than management. The Committee and the Chief Auditor will have unrestricted access to each other. The Committee will participate in the appointment, promotion, or dismissal of the Chief Auditor, and help determine his or her qualifications and compensation.

Responsibilities and Duties

1.	Provide an open avenue of communication between the internal auditors, the independent accountant, and the Board.

2.	Review and update the Committee’s charter annually.

3.	Inquire of management, the Chief Auditor, and the independent accountant about significant risks or exposures and assess the steps management has taken to minimize such risk to the Company. The Committee is responsible for identifying at least annually the risk areas of the institution’s activities and assessing the extent of external auditing involvement needed over each area. The Committee is then responsible for determining what type of external auditing program will best meet the Bank’s needs.[1]

4.	Recommend to the Board the selection of the independent accountant, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountant. Annually, the independent accountant shall provide to the Committee a formal written statement delineating all relationships between the accountant and the Company, consistent with Independence Standards Board Standard 1. The Committee shall actively engage in a dialogue with the accountant with respect to any disclosed relationships or services that may impact the objectivity and independence of the accountant. The Committee shall take, or recommend the Board take appropriate action to ensure the independence of the outside accountant.

5.	Review, in consultation with the independent accountant and the Chief Auditor, the audit scope and plan of the independent accountant and the internal audit department. Consider the coordination of audit effort to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

6.	Consider and review with the independent accountant and the Chief Auditor:

•	The adequacy of the Company’s internal controls including computerized information system controls and security.

•	Any related significant findings and recommendations of the independent accountant and internal audit department together with management’s responses thereto.

7.	Review with management and the independent accountant at the completion of the annual examination:

•	The Company’s annual financial statements and related footnotes.

•	The independent accountant’s audit of the financial statements and his or her report thereon.

•	Any significant changes required in the independent accountant’s audit plan.

•	Any serious difficulties or disputes with management encountered during the course of the audit.

•	Other matters related to the conduct of the audit that are to be communicated to the Committee under generally accepted auditing standards.

8.	Consider and review with management and the chief auditor:

•	Significant audit findings during the year and management’s responses thereto.

•	Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

•	Any changes required in the planned scope of their audit plan.

(1) Interagency Policy Statement on External Auditing Programs of Banks and Savings Associations, September, 1999

-19-

•	The Internal Auditing Department Charter.

•	The Internal Audit Department’s compliance with The Institute for Internal Auditors’ (IIA) Standards for the Professional Practice of Internal Auditing (Standards). These standards address the independence, professional proficiency, scope of work, performance of audit work, and management of internal audit.

9.	Review legal and regulatory matters that may have a material impact on the financial statements, related Company compliance policies, and programs and reports received from the regulators.

10.	Report Committee actions and recommendations to the Board.

11.	The Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities.

12.	The Committee will perform such other functions as assigned by law, the Company’s charter or bylaws, or the Board of Directors.

GUARANTY BANCSHARES, INC.
C/O PROXY SERVICES
P.O. BOX 9142
FARMINGDALE, NY 11735

VOTE BY MAIL-

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return to Guaranty Bancshares, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717

TO VOTE MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

GUARA 1

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GUARANTY BANCSHARES, INC.

This proxy is solicited on behalf of the Board of Directors of the Company and will be voted FOR the following proposals unless otherwise indicated.

		For All	Withhold All	For All Except
1.	ELECTION OF DIRECTORS to serve until the 2004 Annual Meeting of Shareholders and until their successors are duly elected and qualified.	[ ]	[ ]	[ ]

Nominees: 01) John A. Conroy, 02) Clifton A. Payne, and 03) D.R. Zachry, Jr.

To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.

Vote on Proposal

		For	Against	Abstain
2.	RATIFICATION OF THE APPOINTMENT OF Fisk & Robinson, P.C. as the Independent auditors of the books and accounts of the Company for the year ending December 31, 2001	[ ]	[ ]	[ ]

NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof.

YOUR VOTE IS IMPORTANT.

     To ensure your representation at the Meeting, you are urged to complete, date, and sign the enclosed proxy and return it in the accompanying envelope at your earliest convenience, regardless of whether you plan to attend the Meeting. No additional postage is necessary if the proxy is mailed in the United States. The proxy is revocable at any time before it is voted at the Meeting.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

GUARANTY BANCSHARES, INC.

Annual Meeting of Shareholders to be Held on Tuesday, April 17, 2001
This Proxy is Solicited on Behalf of the Board of Directors.

     The 2001 Annual Meeting of Shareholders of Guaranty Bancshares, Inc. (the "Company") will be held at 100 West Arkansas, Mount Pleasant, Texas, on Tuesday, April 17, 2001, beginning at 2:00 p.m. (local time). The undersigned hereby acknowledges receipt of the related Notice of Annual Meeting of Shareholders and Proxy Statement dated March 16, 2001 accompanying this proxy.

     The undersigned hereby appoints Bill G. Jones and Arthur B. Scharlach, Jr. and each of them, attorneys and agents, with full power of substitution, to vote as proxy all shares of Common Stock, par value $1.00 per share, of the Company owned of record by the undersigned and otherwise to act on behalf of the undersigned at the Annual Meeting of Shareholders and any adjournment thereof in accordance with the directions set forth herein and with descretionary authority with respect to such other matters, as may properly come before such meeting or any adjournment thereof, including any matter presented by a shareholder at such meeting for which advance notice was not received by the Company in accordance with its Bylaws.

     This proxy is solicited by the Board of Directors and will be voted in accordance with the undersigned's directions set forth herein. If no direction is made, this proxy will be voted FOR the election of all nominees for director named herein to serve on the Board of Directors until the 2004 Annual Meeting of Shareholders and until their successors are duly elected and qualified and FOR the ratification of the appointment of Fisk &Robinson, P.C. as the independent auditors of the books and accounts of the Company for the year ending December 31, 2001.